Exhibit 10.4

Consulting And Services Agreement

Dated as of January 11, 2023

This Consulting and Services Agreement (“Agreement”) is made and entered into as of the date first set forth above (the “Effective Date”), by and between kk.BloomZ, a Japanese corporation (the “Company”) and HeartCore Enterprises, Inc., a Delaware corporation (“Consultant”). Each of the Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Consultant is in the business of providing services for management consulting and business advisory; and

WHEREAS, the Company deems it to be in its best interest to retain Consultant to render to the Company such services as may be needed; and

WHEREAS, the Parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Consultant to provide such assistance through its services for the Company, and Consultant is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Engagement. In exchange for the compensation as set forth herein and subject to the other terms and conditions hereinafter set forth, the Company hereby engages Consultant during the Term (as defined below), on a non-exclusive basis, to render the Services set forth in Section 2 for an IPO (as defined in the Warrant, as defined below) or a transaction with a SPAC (as defined in the Warrant) (each, a “Transaction”) as an independent contractor of the Company, and Consultant hereby accepts such engagement.

Section 2. Services.

(a)	Subject to the terms and conditions and for the Term, Consultant shall provide the Company with the following services and such additional services as agreed to by the Company for a Transaction and Consultant in writing following the Effective Date (collectively, the “Services”), in each case subject to the other limitations below:

(i)	Assistance with the selection and negotiation of terms for a law firm, underwriter and auditing firm for the Company;

(ii)	Assisting in the preparation of documentation for internal controls required for an initial public offering or de-SPAC transaction or other Fundamental Transaction (as defined in the Warrant) by the Company.

(iii)	Providing support services to remove problematic accounting accounts upon listing support;

(iv)	translation of requested documents into English;

(v)	attend and, if requested by the Company, lead, meetings of the Company’s management and employees, and/or law firm, underwriter, and auditing firm;

(vi)	Preparing required documents and providing the Company with support services related to the NASDAQ listing;

(vii)	Assist in preparation of documentation for Due Diligence and its translation into English;

(viii)	Conversion of accounting data from Japanese standards to US GAAP for the present year and the past two (2) years;

(ix)	Support for the Company’s negotiations and communications with the auditing firm;

(x)	Assist in the preparation of S-1 or F-1 filings;

(xi)	Assist of preparation for Investor Relations until the IPO;

(xii)	Creation of English web page; and

(xiii)	Preparing an investor presentation/deck and executive summary of the Company’s operations.

(b)	The Parties acknowledge and agree that additional details regarding the Services and eventual deliverable or end result will be determined by the Parties at the applicable time and will in any event be subject to the Company’s final agreement.

(c)	Notwithstanding the definition of the “Services” as set forth above, it is acknowledged and agreed by the Company that Consultant carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer within the meaning of the applicable state and federal securities laws. The Services of Consultant shall not be exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Company or its projects, however it is anticipated and agreed upon by both Parties that considerable time and resources will be required to fulfill the obligations to the Company under this agreement.

(d)	Notwithstanding the definition of the “Services” as set forth above, the Consultant shall specifically not provide any of the following services to the Company: (i) negotiation for the sale of any the Company’s securities or participation in discussions between the Company and the potential investors; (ii) assisting in structuring any transactions involving the sale of the Company’s securities; (iii) engage in any pre-screening of potential investors to determine their eligibility to purchase any securities or engaging in any pre-selling efforts for the Company’s securities; (iv) discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; (v) engage in due diligence activities; (vi) provide advice relating to the valuation of or the financial advisability of any investments in the Company; or (vii) handle any funds or securities on behalf of the Company.

(e)	Consultant will use its commercially reasonable efforts to provide the Services using the best of its professional skills and in a manner consistent with generally accepted standards for the performance of such work.

(f)	Consultant shall devote such of its time and effort necessary to the discharge of its duties hereunder. The Company acknowledges that Consultant is engaged in other business activities, and that it will continue such activities during the term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

Section 3. Term; Termination.

(a)	The term of this Agreement shall commence on the Effective Date and shall continue for a period of eight (8) months thereafter (“Term”), unless sooner terminated in accordance with the terms herein. The Term may be renewed upon the mutual written agreement of the Parties via an amendment of this Agreement.

(b)	This Agreement and the Term may be terminated at any time by either Party upon notice to the other Party.

(c)	Upon the termination or expiration of the Term, the Parties shall have no further obligations hereunder other than those which arose prior to such termination or which are explicitly set forth herein as surviving any such termination or expiration.

Section 4. Compensation and Expenses.

(a)	As full and complete compensation for Consultant’s agreement to perform the services, the Company shall compensate Consultant as follows:

(i)	In return for the provision of the Services, the Company shall pay to the Consultant the sum of $500,000 (the “Services Fee”) and shall issue to Consultant a warrant to acquire a number of shares of capital stock of the Company, to initially be equal to 8% of the fully diluted share capital of the Company as of Effective Date, to be substantially in the form as attached hereto as Exhibit A, which warrant may be revised to provide for an issuer other than the Company as set forth therein (the “Warrant”), with such number of shares subject to the Warrant to be adjusted as set forth therein. The Warrant shall be deemed fully earned and vested as of the Effective Date, provided, however, that the Consultant may be required to relinquish or return the Warrant to the Company as set forth in the Warrant.

(ii)	The Services Fee shall be paid as follows:

(1)	$200,000 on the Effective Date;

(2)	$150,000 on the three month anniversary of the Effective Date; and

(3)	$150,000 on the six month anniversary of the Effective Date.

(b)	The portions of the Services Fee shall be deemed fully earned and paid as of the time of their payment and shall not be subject to repayment to the Company in the event of any later termination or expiration of the Term or this Agreement.

(c)	In the event that the Term is extended beyond the initial eight-month term, the Company shall compensate Consultant for the Services at the rate of $150 per hour based on the hours spent by personnel of Consultant providing the Services. The Company may set forth limits on the number of hours that may be spent on any Services, or other terms and conditions related thereto, which may be communicated to Consultant by email or otherwise.

(d)	During the Term of the Agreement the Company will reimburse the Consultant’s travel and other reasonable expenses related to Consultant’s performance under this Agreement, on a monthly basis, within 30 days of Consultant’s submission to Company of invoices and receipts related to said expenses in form as reasonably acceptable to the Company. All expenses must be approved in writing by the Company in advance of Consultant incurring said expenses, and any expenses not pre-approved in writing by Company shall not be reimbursed and shall be Consultant’s sole responsibility.

(e)	Consultant shall be responsible for any and all taxes incurred by or payable by Consultant with respect to all compensation or reimbursement of expenses or any other payments made to Consultant hereunder. In furtherance thereof, Consultant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld by the Company with respect to such amount.

Section 5. No Employee Status. The Parties also acknowledge and agree that Consultant is an independent contractor and is not an employee or agent of Company in its position as a consultant and advisor. As such, Company shall not be liable for any employment tax, withholding tax, social security tax, worker’s compensation or any other tax, insurance, expense or liability with respect to any or all compensation, reimbursements and remuneration Consultant may receive hereunder, all of which shall be the sole responsibility of Consultant. Consultant is solely responsible for the reporting and payment of, all pertinent federal, state, or local self-employment or income taxes, licensing fees, or any other taxes or assessments levied by governmental authorities, as well as for all other liabilities or payments related to those services. The Parties also acknowledge and agree that Consultant is not a licensed securities broker or salesperson, and that Consultant will not be participating in, nor compensated for, any unlicensed securities sales activities other than those permitted under any of the exemptions set forth in applicable securities laws.

Section 6. Relationship of the Parties.

(a)	Consultant is retained by the Company only for the purposes of and to the extent set forth in this Agreement, and Consultant’ relation to the Company during the period of its engagement hereunder shall be that of an independent contractor. Consultant shall not, nor, as applicable, shall any of its agents, have employee status with the Company or be entitled to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit-sharing or similar benefits as may be available to the Company’s employees. Consultant shall be responsible for the reporting and payment of all income and self-employment taxes for all compensation paid to Consultant hereunder.

(b)	This Agreement does not create a relationship of principal and agent, joint venture, partnership or employment between the Company and Consultant. Consultant’ engagement hereunder is not a franchise or business opportunity. Neither Party shall be liable for any obligations incurred by the other except as expressly provided herein.

(c)	Consultant shall not have authority to enter into contracts binding the Company or to create any obligations or incur liabilities on behalf of the Company. Consultant shall not act or represent himself, directly or by implication, as an agent of the Company with any authority other than as set forth expressly in this Agreement.

(d)	Any person hired by Consultant shall be the employee of Consultant and not of the Company, and all compensation, payroll taxes, facilities and related expenses for any such employee shall be the sole responsibility of Consultant.

(e)	Consultant acknowledges that it is not an officer, director or agent of Company, it is not, and will not, be responsible for any management decisions on behalf of Company, and may not commit Company to any action. Company represents that Consultant does not have, through stock ownership or otherwise, the power neither to control Company, nor to exercise any dominating influences over its management.

Section 7. Representations and Warranties.

(a)	Representations and Warranties of the Company. Company represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that Company has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Company, will represent the valid and binding obligation of Company enforceable in accordance with its terms, subject to the application of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(b)	Representations and Warranties of Consultant. Consultant represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action; that Consultant has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Consultant, will represent the valid and binding obligation of Consultant enforceable in accordance with its terms, subject to the Enforceability Exceptions. Consultant represents and warrants that all personnel or agents of Consultant who perform any activities on behalf of the Company hereunder or otherwise are legally authorized and permitted to work in the United States and for the benefit of the Company hereunder. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

Section 8. Indemnification. In the event either Party is subject to any action, claim or proceeding resulting from the other’s gross negligence or intentional breach of this Agreement, the Party at fault agrees to indemnify and hold harmless the other from any such action, claim or proceeding. Indemnification shall include all fees, costs and reasonable attorneys’ fees that the indemnified Party may incur. In claiming indemnification hereunder, the indemnified Party shall promptly provide the indemnifying Party written notice of any claim that the indemnified Party reasonably believes falls within the scope of this Agreement. The indemnified Party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified Party shall not be final without the indemnified Party’s written consent. Any liability of a Party and its officers, directors, controlling persons, employees or agents shall not exceed the amount of fees actually paid to Consultant by the Company pursuant this Agreement.

Section 9. Miscellaneous.

(a)	Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to the Consultant:

HeartCore Enterprises, Inc.

Attn: Sumitaka Yamamoto

848 Jordan Ave. Apt G

Los Altos CA 94022

Email: kanno@heartcore.co.jp

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: JCacomanolis@anthonypllc.com

If to the Company, to:

kk.BloomZ

Attn: Kazusa Esaki

4-5-19-1, Akasaka, Minatoku,

Tokyo, 1070052, Japan,

Email: kazusa.admin@bloomz-inc.com

(b)	Accuracy of Statements. Each Party represents and warrants that no representation or warranty contained in this Agreement, and no statement delivered or information supplied to the other Party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

(c)	Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the Parties, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein or therein contained.

(d)	Survival. The provisions of Section 8 and Section 9 of this Agreement, and any additional provisions as required to effect any of such Sections, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

(e)	Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

(f)	Amendment. The Parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

(g)	No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No failure to exercise and no delay in exercising on the part of either of the Parties any right, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any other right, power or privilege preclude any other or further exercise of its exercise of any other right, power or privilege

(h)	Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

(i)	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(j)	Governing Law. This Agreement, and all matters based upon, arising out of or relating in any way to the transactions contemplated herein or the, including all disputes, claims or causes of action arising out of or relating to the transactions contemplated herein as well as the interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the United States and the State of Delaware, without regard to any jurisdiction’s conflict-of-laws principles.

(k)	Resolution of Disputes. Except as otherwise provided herein, all controversies, disputes or actions between the Parties arising out of this Agreement, including their respective Affiliates, owners, officers, directors, agents and employees, arising from or relating to this Agreement shall on demand of either Party be submitted for arbitration to in accordance with the rules and regulations of the Japan Commercial Arbitration Association. The arbitration shall be conducted by one arbitrator jointly selected by each Party who is a party to the Dispute, provided, however, that if such Parties are unable to agree on the identity of the arbitrator within 10 Business Days of commencement of efforts to do so, each Party who is a party to the Dispute shall select one arbitrator and the arbitrators so selected shall select a final arbitrator, and the final arbitrator shall conduct the arbitration alone. The arbitrator shall be instructed to use every reasonable effort to perform its services within seven days of request, and, in any case, as soon as practicable. The Parties agree to be bound by the provisions of any limitation on the period of time by which claims must be brought under Delaware law or any applicable federal law. The arbitrator(s) shall have the right to award the relief which he or she deems proper, consistent with the terms of this Agreement, including compensatory damages (with interest on unpaid amounts from due date), injunctive relief, specific performance, legal damages and costs. The award and decision of the arbitrator(s) shall be conclusive and binding on all Parties, and judgment upon the award may be entered in any court of competent jurisdiction. The arbitration shall be conducted in Tokyo, Japan. The provisions of this Section 9(k) shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

(l)	Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

(m)	Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

(n)	Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

(o)	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement other than as specifically set forth herein.

(p)	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

HeartCore Enterprises, Inc.

By:
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

kk.BloomZ.

By:
Name:	Kazusa Esaki
Title:	Chief Executive Officer

Exhibit A
Warrant

(Attached)

Amendment to Consulting and Services Agreement

Dated as of September 14, 2023

This Amendment to Consulting and Services Agreement (this “Amendment”) is made and entered into as of the date first set forth above (the “Amendment Date”), by and between kk.BloomZ, a Japanese corporation (the “Company”) and HeartCore Enterprises, Inc., a Delaware corporation (“Consultant”). Each of the Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties are parties to that certain Consulting and Services Agreement to Consulting and Services Agreement dated as of January 11, 2023 (as so amended, the “Original Agreement”);

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Definitions.

Defined terms used herein without definition shall have the meanings given in the Original Agreement.

Section 2. Amendment.

Pursuant to the provisions of Section 9(f) of the Original Agreement, Section 4(a) of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

(a)	As full and complete compensation for Consultant’s agreement to perform the services, the Company shall compensate Consultant as follows:

(i)	In return for the provision of the Services, the Company shall pay to the Consultant the sum of $500,000 (the “Services Fee”).

(ii)	The Services Fee shall be paid as follows:

(1)	$200,000 on the Effective Date;

(2)	$150,000 on the three month anniversary of the Effective Date; and

(3)	$150,000 on the six month anniversary of the Effective Date.

Section 3. Force Majeure

(a)	Neither party is liable for delay or failure to perform any of its obligations due to the case defined in the Section 3 (b) (ⅰ) and (ⅱ).

(b)	The case of force majeure

(i)	war, invasion, act of foreign enemies, act of public enemies, rebellion, insurrection, military or usurped power, civil war, riot, mobilization, act of God, fire, lightning, storm, tempest, flood, bursting or overflowing of water, earthquake, natural disaster, epidemic, explosion, shortage of transport, general shortage of material, strike, industrial action, arrest or restraint or princes, rulers or people, seizure under legal process, embargo, requisition, hostilities, quarantine restrictions, restriction in the use of power, perils of the seas, pirates, assailing thieves, currency restrictions.

(ii)	Legal amendment in both Japan and the US, revision of OECD BEPS policy, tax rate change in both Japan and the US, revision of SEC regulations, revision of general accounting principles in both Japan and US, and revisions of internal rules, such as including but not limited to Consultant, Company, underwriter, auditor, law firm, bank or by any other cause of any kind whatsoever beyond the control of Consultant.

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Section 4. Remainder in Force.

Other than as amended herein, the Original Agreement shall remain in full force and effect. Following the full execution of this Amendment, any references in the Original Agreement to the “Agreement” shall be deemed a reference to the Original Agreement as amended by this Amendment and the Original Agreement and this Amendment shall be interpreted and enforced as one combined agreement.

Section 5. Miscellaneous.

(a)	Headings. The article and section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Amendment.

(b)	Governing Law Etc.

(i)	This Agreement, and all matters based upon, arising out of or relating in any way to the Transaction, including all disputes, claims or causes of action arising out of or relating to the Transaction as well as the interpretation, construction, performance and enforcement of the Transaction, shall be governed by the laws of the Japan, without regard to any jurisdiction’s conflict-of-laws principles.

(ii)	ANY CONTROVERSIES, DISPUTES, LEGAL SUIT, ACTION OR PROCEEDING, BETWEEN THE PARTIES INCLUDING THEIR RESPECTIVE AFFILIATES, OWNERS, OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES, ARISING OUT OF, BASED UPON, OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) SHALL BE INSTITUTED AND ADJUDICATED SOLELY IN TOKYO DISTRICT COURT.

(c)	Execution in Counterparts, Electronic Transmission. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Date.

HeartCore Enterprises, Inc.

By:
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

kk.BloomZ

By:
Name:	Kazusa Esaki
Title:	Chief Executive Officer

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